                                 EXHIBIT NO. 11

             APPLIED BIOSCIENCE INTERNATIONAL INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED,      SIX MONTHS ENDED,
                                                           JUNE 30,                JUNE 30,
                                                      -------------------     -------------------
                                                       1996        1995        1996        1995
                                                      -------     -------     -------     -------
PRIMARY EARNINGS PER COMMON SHARE:
  Net income.......................................   $ 1,217     $   775     $ 2,444     $ 1,211
                                                      =======     =======     =======     =======
  Weighted average number of shares of common stock
     outstanding during the period.................    29,540      28,159      29,405      28,166
  Common stock equivalents assuming exercise of
     stock options(a)..............................       601         266         530         263
                                                      -------     -------     -------     -------
  Weighted average common and common equivalent
     shares outstanding............................    30,141      28,425      29,935      28,429
                                                      =======     =======     =======     =======
  Primary earnings per share.......................   $  0.04     $  0.03     $  0.08     $  0.04
                                                      =======     =======     =======     =======
FULLY DILUTED EARNINGS PER COMMON SHARE:
  Net income.......................................   $ 1,217     $   775     $ 2,444     $ 1,211
                                                      =======     =======     =======     =======
  Weighted average number of shares of common stock
     outstanding during the period.................    29,540      28,159      29,405      28,166
  Common stock equivalents assuming exercise of
     stock options(a)..............................       736         266         781         263
                                                      -------     -------     -------     -------
  Weighted average common and common equivalent
     shares outstanding............................    30,276      28,425      30,186      28,429
                                                      =======     =======     =======     =======
  Fully diluted earnings per share.................   $  0.04     $  0.03     $  0.08     $  0.04
                                                      =======     =======     =======     =======

- ---------------
(a) In the calculation of common stock equivalents, stock options are assumed to be exercised at the beginning of the period. The proceeds from the options exercised are assumed to be used to purchase common stock at (i) the average market price during the period for primary earnings per share and (ii) the higher of the average or last market price during the period for fully diluted earnings per share.